FOR IMMEDIATE RELEASE

Contact:
For Agri-Nutrition Group Limited:         For Virbac, Inc.:
Robert J. Elfanbaum                       Dr. Brian Crook
Chief Financial Officer                   President and Chief Executive Officer
(314) 298-7330                            (817) 831-5030


                     AGRI-NUTRITION GROUP AND VIRBAC
                        ANNOUNCE MERGER AGREEMENT
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                Combination to Create Major Companion Animal Business

MARYLAND HEIGHTS, Missouri, and FORT WORTH, Texas (October 19, 1998) -- Agri-Nutrition Group Limited (Nasdaq/NM:AGNU) and Virbac, Inc. jointly announced today the signing of a definitive merger agreement. Under the terms of the agreement, Virbac, Inc., a subsidiary of the French public animal health company Virbac, S.A. (Second Marche/SICOVAM:3157), will merge with Agri-Nutrition Group Limited, creating a companion animal health company with combined 1998 U.S. sales of approximately $50 million. Virbac, S.A. will hold approximately 60% of the outstanding stock of the combined companies, which will be renamed Virbac Corporation. The transaction, which is subject to approval by Agri-Nutrition's stockholders, government approval and other customary conditions, is expected to close in January 1999.

         In addition to combining its U.S. operating subsidiary with Agri-Nutrition Group, Virbac, S.A. will fund the purchase of approximately 10% of Agri-Nutrition's outstanding common stock at $3.00 per share pursuant to a public tender offer. Two years after the merger, if the market price of the stock has not been at least $3.00 per share for 40 consecutive trading days, Virbac will invest additional capital in the merged company to fund a second tender offer for an additional 15% of the outstanding shares at $3.00 per share. Virbac, S.A. will also invest approximately $13 million working capital and debt retirement funds in the combined company at closing.

         Commenting on the transaction, Bruce G. Baker, president and chief executive officer of Agri-Nutrition Group Limited, said, "During the last year, we completed a major acquisition and a number of other initiatives which strengthened our platform for future growth. Teaming with Virbac advances our growth timetable significantly and capitalizes on the platform that is already in place. The combination creates a very strong company with the critical mass, resources and skills necessary to take advantage of the changing needs of the rapidly consolidating companion animal industry. By combining our expertise and resources with those of Virbac, we are delivering better value to our shareholders and the customers of both companies."

                                                      -MORE-

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         Pascal Boissy,  president of Virbac,  S.A. added, "This merger is a key element of Virbac Group's strategy which focuses on reinforcing its position in the companion animal market, especially in the U.S., to gain significant size to respond to the market needs and opportunities. The synergies, complementary products, and the potential economies of scale between the companies will enable the new entity to achieve the profitability available in this dynamic and growing industry. We are very confident of the success of this merger and the improved value it will bring to all shareholders."

         Brian A. Crook, D.V.M., chief executive officer of Virbac, Inc., said, "A significant strength for the merged entity will be the ability to have the size and resource base required to bring the R&D technologies and pharmaceutical pipeline of Virbac, S.A. to the United States, as well as provide a magnet for marketing of third-party products. The new company will also capitalize on the global marketing strengths of Virbac, S.A. and aggressively expand current Agri-Nutrition products internationally. In addition, we will aggressively seek acquisition and alignment candidates in support of our core business to deliver continually improving value to customers and stockholders."

     Pascal Boissy will serve as chairman of the board of the combined company, Brian A. Crook, D.V.M. will serve as chief executive officer, and Bruce G. Baker will serve as executive vice president. Both Dr. Crook and Mr. Baker will hold seats on the combined company's Board of Directors as will Mr. Alec Poitevint, current chairman of Agri-Nutrition Group. In addition, Robert J. Elfanbaum, chief financial officer of Agri-Nutrition Group, will continue to serve as chief financial officer for the new company.

         Virbac, Inc., located in Fort Worth, Texas, is a wholly owned subsidiary of Virbac, S.A., located in Carros, France. With 1997 sales of $241 million, Virbac, S.A. is the 11th largest veterinary pharmaceutical company in the world and is the largest veterinary-only company. Virbac, Inc. was originally founded in the United States in 1982 as Allerderm, Inc., focusing on unique and innovative products for veterinary dermatology, and was purchased by Virbac, S.A. in 1987. Today, Virbac's Allerderm brand is the United States and Canadian market leader in veterinary dermatology.

         Agri-Nutrition Group Limited is a world leader in pet oral hygiene and dental care and produces, markets and distributes the St. JON, Mardel and Zema lines of health, grooming, and nutritional products for the pet industry through its Pet Health Care Division as well as pet, animal health and chemical specialty products through its PM Resources private label/contract manufacturing division.

     This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements. -###-